EXHIBIT 15





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We are aware that our reports dated April 22, 2002, July 22, 2002, and October 21, 2002, on our reviews of interim unaudited consolidated financial information of 3M Company and Subsidiaries (the "Company") for the three-month periods ended March 31, 2002 and 2001, the three- and six-month periods ended June 30, 2002 and 2001 and the three- and nine-month periods ended September 30, 2002 and 2001, and included in the Company's Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, respectively, are incorporated by reference in the Company's registration statement on Form S-8, for the registration of 15,000,000 shares of the Company's common stock under the 2002 Management Stock Ownership Program.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 9, 2002